Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Entasis Therapeutics Holdings Inc.:

We consent to the use of our report dated March 29, 2019, with respect to the consolidated balance sheets of Entasis Therapeutics Holdings Inc. and subsidiaries as of December 31, 2018 and 2017, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated by reference herein.

/s/ KPMG LLP

Cambridge, Massachusetts
March 29, 2019